UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) May 28, 2015

FASTENAL COMPANY
(Exact name of registrant as specified in its charter)

Minnesota	0-16125	41-0948415
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2001 Theurer Boulevard, Winona, Minnesota	55987-1500
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (507) 454-5374
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On May 28, 2015, the Board of Directors (the "Board") of Fastenal Company (the "Company") elected Stephen L. Eastman as a director of the Company, effective June 1, 2015, filling one vacancy created by an increase in the number of directors on the Board from nine to ten. Mr. Eastman was elected to serve until the Company's next annual meeting of shareholders or until his successor is duly elected and qualified. The Board has not yet appointed Mr. Eastman to serve on any committees of the Board. The Board has determined that Mr. Eastman qualifies as an "independent director" under the listing standards of The NASDAQ Stock Market.
Mr. Eastman is Vice President of the Parts, Garments, and Accessories Division of Polaris Industries Inc., a leader in the powersports industry. Before assuming his current duties in 2012, Mr. Eastman held various managerial positions with Target Corporation, an upscale discount retailer, during a tenure of almost 30 years.
There are no arrangements or understandings between Mr. Eastman and any other person or persons pursuant to which he was selected as a director of the Company. There are no current or proposed transactions in which Mr. Eastman, or any member of his immediate family, has an interest that is required to be disclosed under Item 404(a) of Regulation S-K promulgated by the Securities Exchange Commission.
Mr. Eastman will receive a pro rata portion of the annual retainer for his partial year of service as a director, as well as $4,000 (plus reimbursement for reasonable expenses) for attending each meeting of the Board and each meeting of any committee of the Board to which he may be appointed in the future, all in accordance with the Company's existing director compensation policy.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Fastenal Company
(Registrant)

June 1, 2015	/s/ Sheryl A. Lisowski
(Date)	Sheryl A. Lisowski
Controller & Chief Accounting Officer